Exhibit 4.43

SUPPLEMENTAL LETTER

To:
Sea Glorius Shipping Co.
of Trust Company Complex, Ajeltake Road
Ajeltake Island, Majuro
MH96960, the Marshall Islands

Sea Genius Shipping Co.
of Trust Company Complex, Ajeltake Road
Ajeltake Island, Majuro
MH96960, the Marshall Islands
(as borrower)

Seanergy Maritime Holdings Corp.
of Trust Company Complex, Ajeltake Road
Ajeltake Island, Majuro
MH96960, the Marshall Islands

From:	HSH NORDBANK AG acting in its capacity as Lender, Agent, Mandated Lead Arranger and Security Trustee Gerhart-Hauptmann-Platz 50 D-20095 Hamburg Germany

23 February 2017
Dear Sirs
Loan Agreement dated 1 September 2015 as amended by a Supplemental Letter dated 16 May 2016 (together the "Loan Agreement") and entered into between (i) Sea Glorius Shipping Co. and Sea Genius Shipping Co. (together, the "Borrowers") as joint and several borrowers, (ii) the banks and financial institutions listed in schedule 1 of the Loan Agreement, as lenders and (iii) HSH Nordbank AG, as agent, mandated lead arranger, swap bank and security trustee in respect of a loan facility of (originally) up to US$44,430,400  -  Guarantee dated 1 September 2015 (the "Guarantee") entered into between (i) Seanergy Maritime Holdings Corp. (the "Guarantor") as guarantor and (ii) HSH NORDBANK AG (the "Security Trustee").

We refer to the Loan Agreement and the Guarantee. This Letter sets out the terms and conditions on which the Creditor Parties agree at the request of the Borrowers and the Guarantor to amend certain provisions of the Loan Agreement and the Guarantee as described in Clause 1 (the "Request").
1	We hereby confirm our approval, consent and acceptance of the Request above as follows:
(a)	by deleting all references in clause 15.1 of the Loan Agreement to the date "30 September 2017" and replacing them with "30 April 2018".
(b)	by deleting all references in clause 11.15 of the Guarantee to the date "31 December 2017" and replacing them with "30 June 2018".
(c)
by construing throughout all references in the Loan Agreement to "this Agreement" and all references in the Finance Documents (other than the Loan Agreement) to the "Loan Agreement" as references to the Loan Agreement as amended and supplemented by this Letter.

(d)
by construing throughout all references in the Guarantee to "this Guarantee" and all references in the Finance Documents (other than the Guarantee) to the "Guarantee" as references to the Guarantee as amended and supplemented by this Letter.

2	Governing law
This Letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.
3	Process Agent
The Borrowers and the Guarantor, hereby, irrevocably appoint Messrs. E.J.C Album Solicitors, presently of Landmark House, 190 Willifield Way, London, NW11 GY1, England (Attention of Mr. Eduard Album Fax +44 (0) 20 8457 5558, e-mail: ejca@mitgr.com), to act as their agent to receive and accept on their behalf any process or other document relating to any proceedings in the English Courts which are connected with this Letter.
Please confirm your agreement by signing the acknowledgement below.
Yours faithfully

/s/KONSTANTIN WEIPPERT /s/ STEFANIE BERGER
KONSTANTIN WEIPPERT          STEFANIE BERGER
for and on behalf of
HSH NORDBANK AG
(in its capacity as Lender, Agent,
Mandated Lead Arranger and Security Trustee)

We hereby acknowledge receipt of the above Letter and confirm our agreement to the terms hereof.

/s/STAMATIOS TSANTANIS

STAMATIOS TSANTANIS for and on behalf of Sea Glorius Shipping Co. Date: 23 February 2017

/s/STAMATIOS TSANTANIS

STAMATIOS TSANTANIS for and on behalf of Sea Genius Shipping Co. Date: 23 February 2017

/s/STAMATIOS TSANTANIS

STAMATIOS TSANTANIS for and on behalf of Seanergy Maritime Holdings Corp. Date: 23 February 2017

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